EXHIBIT 99.1

Superconductor Technologies Reports 2013 Fourth Quarter and Year-End Results

Achieves Goals That Further HTS Wire's Path to Commercialization

Generates $3.7 Million in Cash Through Warrant Exercises Jan. 1st to Mar. 21st

AUSTIN, Texas, March 27, 2014 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter and year-ended December 31, 2013.

"During 2013, we set the stage to produce Conductus® wire on a commercial scale in 2014 and beyond," said Jeff Quiram, STI's president and chief executive officer. "In the first three months of 2014, we continued to experience an increase in customer demand for Conductus wire for product qualification. Recently, we shipped hundreds of meters of Conductus wire that performed at currents as high as 450 Amps per centimeter (A/cm). We believe we are close to successfully completing the testing process with several valuable customers. Our goal is to continue to secure additional purchase orders and enter into new business agreements that consume all the additional capacity of Conductus wire as we ramp supply in the second half of 2014. Global forecasted demand from our customers for superconductor wire continues to grow and exceed our planned production capacity.

"Our fully loaded RCE-CDR pilot equipment produced Conductus wire with over 90% of the output performing at an average of 350A/cm and with high uniformity across its length and width. By achieving this important manufacturing milestone, we have demonstrated, on a pilot level, the high performance, yield and scalability of our production process. In January, we began the fabrication of sub-assemblies for our first 1 kilometer (km) RCE-CDR machine. The system is scheduled to be production ready late in the second quarter of 2014 and achieve commercial production levels in 2014.The project costs are in line with our expectations. We are on track to have 750km in annual production volume when our first 1km RCE-CDR machine is running at full capacity."

STI's fourth quarter 2013 net revenues was $150,000, compared to $229,000 in the third quarter of 2013 and $1.1 million in the fourth quarter of 2012. Revenue for all periods was primarily from legacy wireless products. Net loss for the fourth quarter of 2013 was $3.9 million, or a loss of $0.34 per basic and diluted share, compared to a net loss of $3.5 million, or a loss of $0.42 per basic and diluted share, in the third quarter of 2013, and a net loss of $2.3 million, or a loss of $0.65 per basic and diluted share, in the fourth quarter of 2012.

For the full year 2013, total net revenues were $1.7 million, compared to $3.5 million for 2012. Revenue for all periods was primarily from legacy wireless products. The net loss for 2013 was $12.2 million, or $1.71 per share, compared to a net loss of $10.9 million, or $3.34 per share, for 2012.

As of December 31, 2013, STI had $7.5 million in cash and cash equivalents. Since January 1, 2014 through March 21, 2014, investors have exercised 1.4 million warrants, resulting in cash proceeds to the company of $3.7 million.

"We are extremely pleased with the confidence in STI demonstrated by our investors through their increased investment. This additional cash enables us to focus on the execution and growth of our Conductus wire initiative," concluded Quiram.

Investor Conference Call

STI will host a conference call and simultaneous webcast today, March 27th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-877-941-0844 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9835. The conference ID is 4671851. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on April 1st by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code 4671851. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Austin, TX, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price, which may decline in connection with the sales under registered direct offerings or otherwise; the dilutive impact of any issuances of securities to raise capital; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2012 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA +1-415-433-3777 invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	unaudited		unaudited	audited
Net revenues:
Net commercial product revenues	$ 150,000	$ 1,063,000	$ 1,710,000	$ 3,237,000
Government and other contract revenues	--	70,000	--	222,000

Total net revenues	150,000	1,133,000	1,710,000	3,459,000

Costs and expenses:
Cost of commercial product revenue	141,000	907,000	1,051,000	3,850,000
Cost of government and other contract revenue	--	52,000	--	165,000
Research and development	1,349,000	1,240,000	6,073,000	5,030,000
Selling, general and administrative	1,159,000	1,241,000	5,068,000	5,440,000
Total costs and expenses	2,649,000	3,440,000	12,192,000	14,485,000

Loss from operations	(2,499,000)	(2,307,000)	(10,482,000)	(11,026,000)

Other Income and Expense
Loss from investment in Resonant LLC	--	--	(238,000)	--
Adjustments to fair value of derivatives	(1,466,000)		(1,551,000)	--
Interest income	--	--	--	6,000
Other income	132,000	48,000	140,000	92,000
Other expense	(42,000)	--	(42,000)	--
Net loss	$ (3,875,000)	$ (2,259,000)	$ (12,173,000)	$ (10,928,000)

Basic and diluted loss per common share	$ (0.34)	$ (0.65)	$ (1.71)	$ (3.34)

Weighted average number of common shares issued and outstanding	11,527,366	3,490,231	7,123,817	3,269,482

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 7,459,000	$ 3,634,000
Accounts receivable, net	6,000	122,000
Inventory, net	76,000	51,000
Prepaid expenses and other current assets	437,000	315,000
Total Current Assets	7,978,000	4,122,000

Property and equipment, net of accumulated depreciation of $11,626,000 and $19,445,000, respectively	5,473,000	6,242,000
Patents, licenses and purchased technology, net of accumulated amortization of $722,000 and $2,367,000, respectively	888,000	889,000
Other assets	501,000	776,000
Total Assets	$ 14,840,000	$ 12,029,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 703,000	$ 603,000
Accrued expenses	637,000	460,000
Total Current Liabilities	1,340,000	1,063,000

Other long term liabilities	6,194,000	674,000
Total Liabilities	7,534,000	1,737,000

Commitments and contingencies (Notes 7 and 8)

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 564,642 issued and outstanding, respectively	--	1,000
Common stock, $.001 par value, 250,000,000 shares authorized, 11,634,950 and 4,193,690 shares issued and outstanding, respectively	12,000	4,000
Capital in excess of par value	281,411,000	272,231,000
Accumulated deficit	(274,117,000)	(261,944,000)
Total Stockholders' Equity	7,306,000	10,292,000

Total Liabilities and Stockholders' Equity	$ 14,840,000	$ 12,029,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (12,173,000)	$ (10,928,000)	$ (13,383,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,276,000	313,000	805,000
Stock-based compensation expense	492,000	854,000	1,563,000
Provision for excess and obsolete inventories	--	270,000	717,000
Write off of intangibles	93,000	213,000	844,000
Adjustment to fair value of warrant derivatives	1,551,000	--	--
(Gain) loss on disposal of property and equipment	239,000	(92,000)	(269,000)
Loss from investment in Resonant LLC joint venture	238,000	--	--
Changes in assets and liabilities:
Accounts receivable	116,000	(61,000)	46,000
Inventories	(25,000)	1,289,000	(96,000)
Prepaid expenses and other current assets	(122,000)	159,000	(127,000)
Patents and licenses	(160,000)	(199,000)	(66,000)
Other assets	(148,000)	9,000	(152,000)
Accounts payable, accrued expenses and other liabilities	324,000	(53,000)	100,000
Net cash used in operating activities	(8,299,000)	(8,226,000)	(10,018,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(818,000)	(3,588,000)	(2,254,000)
Net proceeds from sale of property and equipment	98,000	92,000	269,000
Net cash used in investing activities	(720,000)	(3,496,000)	(1,985,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	--	(120,000)	(303,000)
Net proceeds from sale of common stock	12,844,000	9,311,000	12,402,000

Net cash provided by financing activities	12,844,000	9,191,000	12,099,000
Net increase (decrease) in cash and cash equivalents	3,825,000	(2,531,000)	96,000
Cash and cash equivalents at beginning of year	3,634,000	6,165,000	6,069,000
Cash and cash equivalents at end of year	$ 7,459,000	$ 3,634,000	$ 6,165,000